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                                                                                                                     Exhibit 12
                                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    FOR THE FIVE FISCAL YEARS ENDED FEBRUARY 1, 1997 AND FOR THE
                                          THIRTEEN WEEKS ENDED MAY 3, 1997, AND MAY 4, 1996


                                                          13 Weeks Ended                         Fiscal Year Ended
                                                       May 3,       May 4,      Feb. 1,    Feb. 3,   Jan. 28,    Jan. 29,   Jan. 30,
                                                        1997         1996        1997       1996       1995        1994       1993

Earnings Available for Fixed Charges:
Pretax earnings from continuing
   operations                                          $    163     $    164   $  1,232   $  1,160   $  1,079   $    957   $    579
Fixed charges (excluding interest
   capitalized and pretax preferred
   stock dividend requirements)                              93           81        346        317        293        305        361
Dividends on ESOP Preference Shares                          (7)          (7)       (26)       (28)       (28)       (28)       (29)
Capitalized interest amortization                             2            2          6          5          4          4          3
                                                            251          240      1,558      1,454      1,348      1,238        914

Fixed Charges:
Gross interest expense (a)                             $     91     $     79   $    341   $    316   $    289   $    295   $    338
Interest factor attributable to
   rent expense                                               6            5         22         20         19         20         24
Other (b)                                                     -            -          -          -          -          -          5
                                                             97           84        363        336        308        315        367

Ratio of Earnings to Fixed Charges                          2.6          2.9        4.3        4.3        4.4        3.9        2.5


(a)   Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

(b)   Represents the company's proportionate share of interest of unconsolidated 50% owned persons and pretax preferred stock dividend requirements.





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